Exhibit 10.15

ASSET PURCHASE AGREEMENT

Between

Sam Amer & Co, Inc.

And

Ventrus Biosciences, Inc.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Defined Terms	1

ARTICLE II	PURCHASE AND SALE OF ASSETS	7
2.1	Transfer of Assets	7
2.2	Assumption of Liabilities	8
2.3	Financial Terms	8
2.4	Allocation of Purchase Price	11
2.5	Further Assurances	11
2.6	Withholding Tax	11

ARTICLE III	CLOSING	12
3.1	Closing	12
3.2	Deliveries at Closing	12

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLER	13
4.1	Organization	13
4.2	Authorization	13
4.3	No Conflict or Violation; Consents and Approvals	14
4.4	Title to Purchased Assets and Sufficiency	14
4.5	Business Contracts	14
4.6	Litigation	14
4.7	Compliance with Laws	14
4.8	Brokers or Finders	14
4.9	Intellectual Property	15

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	15
5.1	Organization of Buyer	15
5.2	Authorization	16
5.3	No Conflict or Violation; Consents and Approvals	16
5.4	No Brokers or Finders	16

ARTICLE VI	COVENANTS	16
6.1	Confidentiality	16
6.2	Conduct of Business	17
6.3	Noncompetition	18
6.4	License Agreement Clarification	19
6.5	Termination of License Agreement	19
6.6	Release: Seller	19
6.7	Release: Buyer	20

ARTICLE VII	CONDITIONS TO THE SELLER’S OBLIGATIONS	21
7.1	Representations, Warranties and Covenants	21
7.2	No Governmental Orders	21

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7.3	No Actions	21
7.4	Deliveries	21

ARTICLE VIII	CONDITIONS TO BUYER’S OBLIGATIONS	21
8.1	Representations, Warranties and Covenants	21
8.2	No Governmental Orders	22
8.3	Deliveries	22
8.4	No Actions	22
8.5	No Material Adverse Change	22
8.6	Financing	22
8.7	Noncompetition Agreements	22
8.8	No Serious Adverse Events	22

ARTICLE IX	SURVIVAL; INDEMNIFICATION	22
9.1	Survival	22
9.2	Indemnification	23
9.3	Indemnification Procedures	24
9.4	Calculation of Damages	26

ARTICLE X	MISCELLANEOUS	26
10.1	Termination	26
10.2	Assignment	27
10.3	Cooperation	27
10.4	Notices	27
10.5	Governing Law	28
10.7	Counterparts	28
10.8	No Third Party Beneficiaries; Expenses	29
10.9	Severability	29
10.10	Titles; Gender; Certain Interpretive Matters	29
10.11	Publicity	29
10.12	Exhibits and Schedules; Construction of Certain Provisions	30
10.13	Cumulative Remedies	30
10.14	Arbitration	30
10.15	Time of Essence	30
10.16	Drafting	30

Exhibit A -	Bill of Sale
Exhibit B -	Assignment of Patents
	Schedule A to Assignment of Patents
Exhibit C -	Form of Noncompetition Agreement
Schedule 1.1(ff)
Schedule 1.1(ll)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of the 3rd day of June 2011, by and between Sam Amer & Co, Inc. a California company (“Seller”), and Ventrus Biosciences, Inc., a Delaware corporation (“Buyer”).  Buyer and Seller are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

WHEREAS, Seller owns and operates a Business (as defined below) relating to Iferanserin (as defined below);

WHEREAS, Buyer and Seller are parties to a License Agreement dated March 10, 2008 (the “Original Agreement”), as amended and supplemented by Amendment No. 1 to License Agreement dated July 31, 2008 (“Amendment 1”), Amendment No. 2 to License Agreement dated September 29, 2008 (“Amendment 2”), Amendment No. 3 to License Agreement dated November 17, 2008 (“Amendment 3”), a letter agreement dated March 13, 2009 (the “March Letter Agreement”), a letter agreement dated May 13, 2009 (the “May Letter Agreement”), a letter agreement dated August 18, 2009 (the “August Letter Agreement”) and a letter agreement dated December 15, 2009 (the “December Letter Agreement” and, together with the Original Agreement, Amendment 1, Amendment 2, Amendment 3, the March Letter Agreement, the May Letter Agreement, the August Letter Agreement and the December Letter Agreement, the “License Agreement”);

WHEREAS, Buyer and Seller wish to terminate the License Agreement and in connection therewith, Buyer desires to purchase from Seller, and the Seller desires to sell to Buyer, substantially all of the assets, including the goodwill, relating to the Business upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Defined Terms. Defined terms not otherwise defined in the body of this Agreement shall have the following meanings. Any defined terms used in this Agreement, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

(a)           “Action” means any action, Claim, suit, litigation or other proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(b)           “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(c)           “Agreement” means this Asset Purchase Agreement, including all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

(d)           “Ancillary Agreements” means, collectively, (a) the Bill of Sale, (b) the Assignment of Patents, (c) the Noncompetition Agreements, and (d) all other instruments, certificates and documents delivered by the Parties pursuant to this Agreement, as each may be amended, modified or supplemented from time to time in accordance with its terms.

(e)           “Business” means the business activities and operations of the Seller involving the research, development, formulation, testing, production, licensing, commercialization and distribution of any pharmaceutical preparation that incorporates Iferanserin.  For the avoidance of doubt, Business excludes the performance by Buyer of its obligations under the License Agreement.

(f)            “Business Contracts” means all Contracts between the Seller, on the one hand, and a Third Party, on the other hand, relating to the operation of the Business.

(g)           “Business Day” means any day other than Saturday, Sunday or any day that is a legal holiday or a day in which banking institutions in New York, New York are authorized by Law or other governmental action to close.

(h)           “Calendar Quarter” means each calendar quarter ending on March 31, June 30, September 30, or December 31.

(i)            “Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

(j)            “Code” means the Internal Revenue Code of 1986, as amended.

(k)           “Contract” means all contracts, subcontracts, agreements, leases, licenses, commitments, loan agreements, mortgages, security agreements, trust indentures, sales and purchase orders, statements of work, and other instruments, arrangements or understandings of any kind, including any amendments or alterations thereto

(l)           “Encumbrance” means any lien (including environmental and tax liens), pledge, charge, other security interest, easement, servient easement, reversion, reverter or purchase right.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           ”Ex-U.S. Gross Sales” means invoiced sales to or by Third Parties outside the United States (“ex-U.S.”), as to which Buyer or a Licensee has received payment, for each applicable period.

(o)           “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

(p)           “Federal Food, Drug and Cosmetic Act” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.

(q)           “First Commercial Sale” means the first sale of a Product by or on behalf of Buyer to a Third Party in the United States or any other country after such Product has been granted Regulatory Approval (including marketing authorization).  First Commercial Sale shall not include any sales or other distribution for use in clinical trials.

(r)           “GAAP” means United States generally accepted accounting principles.

(s)           “Governmental Authority” means any court, government (federal, state, local, foreign or multinational) or other regulatory, administrative or governmental agency or authority.

(t)           “Governmental Order” means any judgment, decision, consent decree, injunction, ruling, writ or order of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

(u)           “Iferanserin” means the serotonin (5-HT2) receptor antagonist S-MPEC (iferanserin (INN) = (E)-2'-{2-[(2S)-1-methyl-2-piperidyl]ethyl}cinnamanilide  serotonin receptor antagonist C23H28N2O,  CAS 58754-46-4). The definition includes all its various chemical forms, including derivatives acids, bases, esters, salts, isomers, enantiomers, pro-drug forms, metabolites, hydrates, solvates, polymorphs and degradants thereof in crystal, powder or other form.

(v)           “Intellectual Property” means (a) Know How, (b) trademarks (including service marks), trademark applications, trade dress, logos, trademark rights, (c) United States, foreign and international patents and patent applications (including any divisionals, continuation, continuations in part), (d) copyrights, including registrations and applications for registration thereof and (e) internet domain names.

(w)           “Inventory” means all of the Seller’s raw materials, work in process or finished goods held for use in the Business.

(x)           “Know How” means confidential specifications, processes, designs, plans, trade secrets, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, safety, quality assurance and quality control information, data, invention disclosures, customer and supplier lists and all other similar confidential technical and business information and data.

(y)           “Laws” means any laws, statutes, ordinances, regulations, rules, executive orders, court decisions and orders of any Governmental Authority.

(z)           “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those liabilities, indebtedness and obligations arising under any Law, Action, threatened Action, Governmental Order or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

(aa)         “Licensee” means a Third Party to whom Buyer has granted a license under the Patents Rights to sell Products.

(bb)        “Material Adverse Effect” means any event, circumstance or occurrence that has had or that would be reasonably likely to have a material adverse change in, or material adverse effect on, the financial condition or results of operations of the Business, taken as a whole; provided that any such change or effect resulting from (a) any change in general economic conditions or in the industries in which the Business operates, to the extent the Business is not disproportionately affected, (b) any change in Law, rule or regulation or GAAP or interpretations thereof, or (c) the announcement or pendency of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, shall not be considered when determining whether a Material Adverse Effect has occurred.

(cc)         “NDA” means a New Drug Application for any product, as appropriate, requesting permission to place a drug on the market in accordance with the Federal Food, Drug and Cosmetic Act, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States.

(dd)        “Net Sales” means, with respect to sales of Products by Buyer or a Licensee within the United States, the gross sales to Third Parties (“Gross Sales”), less only the following documented expenses (such deductible expenses referred to herein as “Permitted Deductions”):

(i)           credits or allowances actually granted for damaged products, returns or rejections of Product;

(ii)          governmental and other rebates (or equivalents thereof, including chargebacks) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(iii)         normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(iv)         chargebacks;

(v)          discounts, allowances, and credits actually allowed or paid for wholesaler fee for service agreements or inventory management agreements;

(vi)         transportation costs, including insurance, for outbound freight related to delivery of the Product to the extent included in the gross amount invoiced;

(vii)        monies actually paid for product liability insurance specific to Product; and

(viii)       cost of goods sold, which shall mean the direct, incremental costs incurred by Buyer in manufacturing or purchasing Products, sales taxes, VAT taxes and other taxes directly linked to the sales of Products to the extent included in the gross amount invoiced.

Rebate reductions (item (ii) above) to Gross Sales shall not exceed twenty percent (20%) of Gross Sales.  The maximum total reduction to Net Sales from all items listed above shall not exceed thirty percent (30%) of Gross Sales.

Permitted Deductions shall not include any development, research, formulation, marketing, or promotional expenses expended by Buyer.  The Permitted Deductions shall be verified by reference to the books and records of Buyer maintained in accordance with GAAP. Net Sales shall not include sales between or among Buyer and its Affiliates. Products shall be deemed sold when accounted for as a sale in the books and records of Buyer in accordance with GAAP.

If Permitted Deductions for a calendar quarter (a “Prior Quarter”) are not known to Buyer or its Licensee until the next calendar quarter (a “Subsequent Quarter”), then Buyer or its Licensee may credit the amount of Permitted Deductions for the Prior Quarter against Net Sales computed for purposes of determining the royalties due to Seller in the Subsequent Quarter.

(ee)         “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business conducted by the Seller with respect to the Business consistent with past practice (including with respect to quantity and frequency).

(ff)          “Patent Rights” means the patents, patent applications (including any divisionals, continuation, continuations-in-part) and patent rights set forth on Schedule 1.1(ff).

(gg)        “Permits” means permits, licenses, franchises and other governmental authorizations, consents and approvals.

(hh)        “Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Authority or any department or agency thereof.

(ii)           “Product” means a pharmaceutical preparation containing Iferanserin as an active ingredient.

(jj)           “Product Records” means to the extent permitted by Law, all files, documents, instruments, papers, books and records related to the conduct of the Business, including copies of all material customer and supplier lists, account lists, sales history, marketing studies, consultant reports, registry, subregistry and correspondence (excluding invoices) with respect to the Product or the Business to the extent maintained by the Seller, all annual reports and adverse event reports, correspondence with the FDA or any equivalent foreign Governmental Authority (to the extent maintained by the Seller), exception reports, specifications for raw materials and, FDA or any equivalent foreign Governmental Authority communication thereon, communication relating to manufacturing or packaging with any of the FDA or any equivalent foreign Governmental Authority, vendors or suppliers, and all complaint files and adverse event files with respect to the Product.

(kk)         “Product Trademarks” means trademarks (including service marks), trademark applications, trade dress, logos and trademark rights as set forth on Schedule 1.1(ff).

(ll)           “Purchased Assets” means all of the Seller’s right, title and interest in and to only the following properties:

(i)           all assets listed on Schedule 1.1(ll) hereto;

(ii)          all Inventory, if any, listed on Schedule 1.1(ll);

(iii)         all Business Contracts, if any, listed on Schedule 1.1(ll);

(iv)         the Transferred Intellectual Property;

(v)          the Product Records; and

(vi)         all goodwill of the Business.

(mm)       “Purchase Price” means, collectively, the Signing Payment, the Closing Payment, the Milestone Fees and the Royalties.

(nn)        “Regulatory Approval” means (a) an NDA, Abbreviated New Drug Application or similar application, for marketing approval, together with satisfaction of any related applicable FDA registration and notification requirements necessary to permit the sale of  Licensed Products commercially in the United States in accordance with Applicable Laws, and (b) in any country other than the United States, approval by Applicable Authorities having jurisdiction over such country of a single application or set of applications comparable to a NDA or ANDA, together with satisfaction of any related applicable regulatory and notification requirements and other approvals required under the Applicable Laws, including, without limitation, approvals necessary to permit the manufacture and sale of the Product commercially in such country.

(oo)        “Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other authorized representative of such Person.

(pp)        “Retained Liabilities” means:

(i)           all Liabilities of the Seller or relating to the Business incurred, or arising out of the operation of the Business through the Closing; and

(ii)          all Liabilities arising out of, relating to or in connection with any Action involving the Business which was asserted before the Closing.

(qq)        “Royalty Period” means with respect to any particular Product in any particular country, the period of time beginning on the First Commercial Sale of such Product in such country and extending until there are no Valid Claims included in the Patent Rights in such country which would be infringed by the manufacture, use or sale of the Product in such country.

(rr)          “Reduced Royalty Period” shall mean with respect to any particular Product in any particular country, the period of time beginning on the date of expiration of the last to expire of any Valid Claim included in any Patent in such country which would be infringed by the manufacture, use or sale of the Product in such country and extending so long as Buyer is engaged in sales of  Product in such country.

(ss)         “Tax or Taxes” means all taxes (including franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured solely with respect to net income or profits, including any interest, penalties or additions attributable or imposed with respect thereto, and all taxes, charges, levies, fees or other assessments, including transfer, gross receipt, sales, use, service, occupation, ad valorem, property, payroll, personal property, excise, severance, premium, stamp, documentary, license, registration, social security, employment, unemployment, disability, environmental (including taxes under Section 59A of the Code), add-on, value-added, withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return therefor), commercial rent and occupancy taxes, and any estimated taxes, deficiency assessments, interest, penalties and additions to tax or additional amounts in connection therewith, imposed by any Taxing Authority, and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

(tt)          “Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax or exercising Tax regulatory authority.

(uu)        “Third Party” means any Person that is not a Party or an Affiliate of a Party.

(vv)        “Transferred Intellectual Property” means all Intellectual Property owned by the Seller that is used in the Business, including, without limitation, (i) the Product Trademarks, (ii) the Patent Rights, (iii) the other Intellectual Property set forth on Schedule 1.1(ff). Included within Owned Intellectual Property shall be the right to sue for past infringement thereof.

(ww)       “Valid Claim” means any claim of an unexpired Patent Right that (i) has not been held unenforceable, unpatentable or invalid by a final decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and (iii) would be infringed by the making, having made, using, selling or importation of the Products.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1.          Transfer of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, the Seller’s right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.

2.2.          Assumption of Liabilities.  Seller shall retain the Retained Liabilities. Except for Liabilities relating to the Purchase Assets and arising from events or circumstances occurring on or after the Closing Date (“Assumed Liabilities”), Buyer does not and will not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities whatsoever relating to the Business.

2.3.          Financial Terms.

(a)           Signing Payment.  In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, upon the execution of this Agreement, Buyer shall pay to Seller a signing payment equal to Five Hundred Thousand Dollars ($500,000) (the “Signing Payment”).

(b)           Closing Payment.  As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, at the Closing, Buyer shall pay Seller Twelve Million Dollars ($12,000,000) (the “Closing Payment”).

(c)           Milestone Fees.  As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, Buyer shall pay Seller the milestone fees (“Milestone Fees”) as set forth below within thirty (30) days after achievement of the applicable milestone event.  Each Milestone Fee shall be payable one time only, regardless of the number of Products that satisfy the condition that triggers such payment.

Milestone	Milestone
U.S. Territory	Fee

At one (1) Year Anniversary following NDA Approval by FDA	$1,500,000

At $20 million cumulative lifecycle Net Sales attainment	$750,000

At $50 million cumulative lifecycle Net Sales attainment	$1,500,000

At $75 million cumulative lifecycle Net Sales attainment	$3,000,000

At Regulatory Approval for over-the-counter sale	$3,750,000

(d)           Royalties.  As additional consideration for the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, during the Royalty Period, Buyer shall pay to Seller royalties (“Royalties”) on Net Sales and Ex-U.S. Gross Sales based on the royalty percentages for set forth below:

Net Sales Royalties

Royalty Payments on Annual* U.S. Sales:	Royalty Percentage
$0 to $75 million annual Net Sales	3.0% of Net Sales
Over $75 million to $150 million annual Net Sales	3.33% of Net Sales
Over $150 million to $225 million annual Net Sales	3.66% of Net Sales
Over $225 million annual Net Sales	4.0% of Net Sales
*Based on a Calendar Year

Ex-U.S. Gross Sales Royalties

Royalties on Annual*Ex-U.S. Gross Sales	Royalty Percentage
$0 to $30 million annual Ex-U.S. Gross Sales	1.0% of Ex-U.S. Gross Sales
Over $30 million to $60 million annual Ex-U.S. Gross Sales	1.17% of Ex-U.S. Gross Sales
Over $60 million to $90 million annual Ex-U.S. Gross Sales	1.25% of Ex-U.S. Gross Sales
Over $90 million annual Ex-U.S. Gross Sales	1.33% of Ex-U.S. Gross Sales
*Based on a Calendar Year

(e)           Reduced Royalties. As additional consideration for the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder during the Reduced Royalty Period, Buyer shall pay to Seller royalties on Net Sales in each applicable country or countries at a rate equal to fifty percent (50%) of the rate applicable to such country or countries pursuant to Section 2.3(d) of this Agreement.

(f)           Payments of Royalties. Royalties shall be due and payable at the same time as Quarterly Reports are due as provided below.

(g)           Sales and Royalty Reports.  Within sixty (60) days after the end of each Calendar Quarter during the Royalty Term and Reduced Royalty Term, Buyer shall deliver to Seller an accurate and complete written accounting of (i) Buyer’s and Licensee’s U.S. Net Sales and (ii) Buyer’s and Licensees’ Ex-U.S. Gross Sales, and (iii) the royalties due to Seller for such quarter (“Quarterly Reports”).  The Quarterly Reports shall be in English and include the applicable Net Sales or Ex-U.S. Gross Sales of each Product on a country-by-country basis (expressed in United States Dollars).  Quarterly Reports shall be provided for each Calendar Quarter after the First Commercial Sale of the Products, regardless of whether any sales occur during such Calendar Quarter.

(h)           Minimum Royalties.  Beginning four (4) Calendar Quarters prior to the anticipated First Commercial Sale, Buyer shall provide to Seller each Calendar Quarter (within fifteen (15) Business Days following the first day thereof), a non-binding, rolling forecast of Licensee’s good faith estimates of Net Sales and Ex-U.S. Gross Sales for the next following four (4) Calendar Quarters (the “Sales Forecast”). As additional consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, during the Royalty Period and Reduced Royalty Period, Buyer shall guarantee to Seller a minimum yearly (based on a calendar year) Royalty: (i) on Net Sales equal to the royalty that would have been received if Net Sales equaled fifty percent (50%) of the Net Sales set forth in the applicable Sales Forecast (the “Net Sales Minimum Royalty”); and (ii) on Ex-U.S. Gross Sales equal to the royalty that would have been received if Ex-U.S. Gross Sales equaled fifty percent (50%) of the Ex-U.S. Gross Sales set forth in the applicable Sales Forecast (the “Ex-U.S. Gross Sales Minimum Royalty”).  If the Royalties payable on Net Sales in a calendar year are less than the Net Sales Minimum Royalty for such year, then, within sixty (60) days after the first day of such year, Buyer shall pay Seller an amount equal to the difference.  If the Royalties payable on Ex-U.S. Gross Sales in a calendar year are less than the Ex-U.S. Gross Sales Minimum Royalty for such year, then, within sixty (60) days after the first day of such year, Buyer shall pay Seller an amount equal to the difference.

(i)           Audits.  Buyer shall keep complete and accurate records of the latest three years of sales of Products on which Royalties are due hereunder as well as records supporting Buyer’s calculation of Net Sales with respect to such sales.  Seller shall have the right, no more than once each calendar year, to retain an independent certified public accountant reasonably acceptable to Buyer, to review such records in the location where such records are regularly maintained, upon reasonable notice and during regular business hours, for the purpose of certifying the amount of royalties due hereunder.  Before permitting such independent certified public accountant to have access to such books and records, Buyer may require such accounting firm and its personnel involved in such review to sign confidentiality agreement in form and substance reasonably acceptable to Buyer.  Each such review shall be limited to the pertinent books and records for any year ending not more than three years prior to the first day of the calendar year during which such request was made, and Seller shall not be permitted to review the same period of time more than once.  Results of such review shall be made available to Seller and to Buyer.  The accounting firm may not reveal any information learned in the course of such audit other than the amount of discrepancies in payments of royalties under this Agreement. If such independent certified public accountant determines there was an underpayment to Seller, such underpayment shall be promptly remitted to Seller, together with interest at LIBOR plus two percent.  If such independent certified public accountant determines there was an overpayment to Seller, Seller shall promptly refund the amount of the overpayment, together with interest calculated at LIBOR plus two percent.  Such review shall be at the sole expense of Seller; provided, however, that if the underpayment of royalties is equal to or greater than five percent, then Buyer shall promptly reimburse Seller for all of the reasonable costs of such review.

(j)           Exchange Rates and Currency Translation.  All Royalty payments shall be made and reported in United States Dollars. The rate of exchange to be used in computing the amount of the royalties due Seller on Ex- U.S. Gross Sales shall be the rate of exchange published in the Wall Street Journal on the first day of the month that the calculations are initiated.

(k)           Commercially Reasonable Efforts.  Buyer will use commercially reasonable efforts in developing and marketing Purchased Assets.

2.4.         Allocation of Purchase Price.  Buyer and Seller agree that the sum of the Purchase Price shall be allocated among the Purchased Assets  in accordance with Section 1060 of the Code, pursuant to an allocation schedule (the “Allocation Schedule”) as agreed by Buyer and Seller in accordance with this Section 2.4. Buyer shall provide to Seller a draft Allocation Schedule within ninety (90) days after the Closing Date. Thereafter, Seller shall have thirty (30) days either to (a) agree with and accept the Allocation Schedule or (b) to deliver to Buyer any suggested changes to the Allocation Schedule. If the Seller proposes changes, the Parties will work in good faith to reach agreement on a mutually acceptable Allocation Schedule within thirty (30) days after the Company has delivered its suggested changes. If the Buyer and Seller are unable to resolve any dispute and reach agreement on the Allocation Schedule within such period, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to the Buyer and Seller, the costs of which shall be borne equally by Buyer and Seller. The Buyer and Seller shall provide each other promptly with any other information required to complete the Allocation Schedule. Once the Buyer and Seller have agreed on the Allocation Schedule or the allocation has been determined by the national recognized accounting firm pursuant to this paragraph, (i) the Allocation Schedule shall be binding upon the Parties, (ii) the Buyer and Seller shall complete and file IRS Form 8594 (“Form 8594”) (and any similar form required by state, local or foreign law) using the Allocation Schedule, and (iii) the Buyer and Seller shall not take any position and shall cause their Affiliates not to take any position (whether in any audit, on any Tax return, or otherwise) that is inconsistent with the allocation, in each case unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to filing its respective Form 8594 relating to this transaction, the Buyer and Seller shall each deliver to the other Party a copy of its Form 8594, and within ten (10) days after filing its Form 8594 with the IRS pursuant to this Section 2.4, each Party shall provide the other with a copy of such form as filed. To the extent required by applicable Law, the Allocation will be revised to reflect any adjustment of the Purchase Price pursuant to this Agreement.

2.5.         Further Assurances. Upon the terms and subject to the conditions contained herein, the Parties agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to each Party’s obligations hereunder, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and (iii) to cooperate with each other in connection with the foregoing. In furtherance and not in limitation of the foregoing, each Party hereto agrees (1) to file all necessary applications for all necessary Governmental Approvals with the appropriate Governmental Authority with respect to the transactions contemplated hereby as promptly as practical after the date hereof, and (2) to use commercially reasonable efforts to obtain from any Governmental Authority any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement.

2.6.         Withholding Tax. Buyer shall have no liability for any income taxes levied against Seller on account of royalties or other payments paid hereunder.  If laws or regulations require that any such taxes be withheld by Buyer, Buyer shall deduct such taxes from the payment due Seller, pay the taxes so withheld to the proper taxing authority, and send proof of payment to Seller with the next applicable payment.  If Seller desires to obtain a refund of any taxes so withheld and paid to a taxing authority, Buyer shall reasonably cooperate at Seller’s expense in the pursuit of such refund.

2.7.          Consulting Payments.  In consideration for consulting services provided to Buyer by Seller, Buyer shall pay Seller (i) $50,000 upon the execution of this Agreement and (ii) $5,000 per month until the earlier of the Closing or termination of this Agreement.

2.8.         Acknowledgement.  Buyer acknowledges that, until the Closing, any payments due under the License Agreement, including without limitation, late fees, shall continue to be due pursuant to the terms and conditions of the License Agreement.

ARTICLE III
CLOSING

3.1.         Closing. Unless this Agreement shall have been terminated in accordance with Section 10.1 hereof, the closing of the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated herein relative thereto (the “Closing”) shall be held at 8:00 a.m. Eastern time at the principal office of Buyer on the third (3 rd ) Business Day following the satisfaction or waiver of all of the conditions precedent to the obligations of the Parties set forth in Articles VII and VIII (other than conditions which are not capable of being satisfied until the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), unless the Parties hereto otherwise agree in writing.

3.2.         Deliveries at Closing.

(a)           To effect the transactions contemplated hereby, the Seller shall, at the Closing, deliver to Buyer, or cause to be delivered to Buyer (unless previously delivered):

(i)           a Bill of Sale in substantially the form attached hereto as Exhibit A conveying to Buyer the tangible property included in the Purchased Assets, duly executed by the Seller (the “Bill of Sale”);

(ii)          an assignment of patents executed by it in substantially the form attached hereto as Exhibit B (the “Assignment of Patents”), duly executed by the Seller;

(iii)         copies certified by the corporate secretary of Seller of resolutions duly adopted by Seller’s Board of Directors and shareholders that constitute all necessary corporate authorization for the consummation of the sale of the Purchased Assets by Seller, the execution of this Agreement by representatives of Seller on its behalf, and the undertaking of the obligations and transactions applicable to Seller contemplated by this Agreement;

(iv)         certificate of good standing from the Secretary of State of California, dated as of a date not more than five (5) days prior to Closing, certifying that the Seller is in good standing in California;

(v)          the certificates required to be delivered at Closing as described in Article VIII, duly executed by the Seller, as applicable; and

(vi)         all tangible property included in the Purchased Assets, including without limitation Product Records and copies of all correspondence with the U.S. Patent and Trademark Office (and any foreign equivalents of the U.S. Patent and Trademark Office).

(b)           To effect the transactions contemplated hereby, Buyer shall, at the Closing, deliver to the Seller, or cause to be delivered to the Seller (unless previously delivered):

(i)           an amount in cash equal to the Purchase Price, payable by Seller by wire transfer of immediately available funds to an account designated in writing by Seller;

(ii)          the Bill of Sale, duly executed by the Buyer;

(iii)         and the certificates and other documents required to be delivered at the Closing as described in Article VII, duly executed by Buyer.

(c)           To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as of (a) the date hereof and (b) the Closing Date, as follows:

4.1.          Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is in good standing in each jurisdiction where such qualification is required, except for any jurisdictions where the failure to so qualify does not have, individually or in the aggregate, a Material Adverse Effect.

4.2.         Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of Seller and its equity owners. This Agreement has been, and as of the Closing each of the Ancillary Agreements will have been, duly executed and delivered by such Selling Party, and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer, will be at the Closing valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3.         No Conflict or Violation; Consents and Approvals.

(a)           Neither the execution, delivery or performance by the Seller of this Agreement or the Ancillary Agreements nor the consummation by the Seller of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the articles of incorporation or bylaws of Seller, (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Business Contract, or (iii) violate any Law or Governmental Order applicable to the Seller, except in the case of each of clauses (ii) and (iii) above, for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to materially adversely affect the ability of Seller to consummate the transactions contemplated hereby or subject Buyer to any Liability.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required by or with respect to the Business as a result of the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby, except for any approval of or filing with a Governmental Authority required by virtue of Buyer’s identity.

4.4.          Title to Purchased Assets and Sufficiency. Seller has good and valid title to the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets constitute all the assets required for the operation of the Business, as currently conducted, in all material respects

4.5.         Business Contracts.  Seller is not a Party to any Business Contract.

4.6.         Litigation.

(a)           There is no Action pending by a Third Party, or, to the knowledge of the Seller, threatened, against or affecting the Purchased Assets or the Business, (b) neither the Seller nor its shareholders is subject to any material Governmental Order relating to the Purchased Assets or the Business and (c) there are no unsatisfied judgments against the Purchased Assets or the Business.

(b)           There are no outstanding Government Orders to the knowledge of the Seller that apply to the Purchased Assets or the Business that restrict the ownership, disposition or use of the Purchased Assets or the conduct of the Business.

4.7.         Compliance with Laws. To the knowledge of the Seller, the Business is conducted by the Seller in compliance with Laws including the rules and regulations and policies of the U.S. Department of Health and Human Services, and all public health and safety provisions of state Law and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable laws, except as does not have, individually or in the aggregate, a Material Adverse Effect.

4.8.         Brokers or Finders. The Seller has not engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.9.         Intellectual Property.

(a)           (i) No claim has been asserted or, to the knowledge of the Seller, threatened against the Seller that the conduct of the Business as currently conducted infringes upon the Intellectual Property rights of any Third Party; (ii) no claim has been asserted or, to the knowledge of the Seller, threatened against the Seller challenging the validity, enforceability or ownership of any of the Transferred Intellectual Property; (iii) the Seller owns the Transferred Intellectual Property free and clear of all Encumbrances; (iv) the Transferred Intellectual Property has not been adjudged, nor, to the knowledge of the Seller, asserted to be, invalid or unenforceable in whole or in part; (v) there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Transferred Intellectual Property, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person; (vi) no loss or expiration of any Transferred Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms); (vii) to the knowledge of the Seller, the conduct of the Business as currently conducted does not infringe upon the Intellectual Property rights of any Third Party; (viii) to the knowledge of the Seller, no Person is engaging in any activity that infringes upon the Transferred Intellectual Property; (ix) all granted or issued patents included in the Patent Rights are valid, enforceable and subsisting to the knowledge of Seller; and (x) the Seller has not licensed any of the Transferred Intellectual Property to any Third Party.

(b)           The Seller has taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of the Know-How.

(c)           All current and former employees and consultants of the Seller who are or have been substantively involved in the design, review, evaluation or development of the Transferred Intellectual Property have executed written contracts or to protect the confidential status and value thereof and to vest in the Seller exclusive ownership of such Transferred Intellectual Property.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as of (a) the date hereof and (b) the Closing Date as follows:

5.1.         Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of Delaware.

5.2.         Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a Party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the Ancillary Agreements to which each Buyer is a Party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer. This Agreement has been, and as of the Closing each of the Ancillary Agreements to which Buyer is a Party will have been, duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Seller, is or, if executed at the Closing, will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3.         No Conflict or Violation; Consents and Approvals.

(a)           Neither the execution, delivery or performance by Buyer of this Agreement or the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) violate or conflict with any provision of the organizational documents of Buyer, (ii) violate, conflict with, or result in or constitute a breach or default under (with the giving of notice or passage of time or both), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract to which Buyer is a Party or by which its assets are bound or (iii) violate any Law or Governmental Order applicable to Buyer, except in the case of each of clauses (ii) and (iii) above, for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby or subject Seller to any Liability.

(b)           No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, is required by or with respect to Buyer as a result of the execution and delivery of this Agreement by Buyer or the consummation of this transaction.

5.4.         No Brokers or Finders. Buyer has not engaged or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Seller to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1.         Confidentiality.

(a)           The Seller shall, and shall cause its Representatives to, hold in confidence all Know-How and other information relating to (i) the Purchased Assets, including Iferanserin, (ii) this Agreement and (iii) the License Agreement (collectively, “Confidential Information”).  Seller shall not disclose or use such Confidential Information, except to the extent such Confidential Information (a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by Seller; or (b) is disclosed to the Seller on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to Buyer. In the event the Seller is required to disclose Confidential Information by Law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided , that the Seller (i) informs Buyer as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the minimum required by such Law or legal process; and (iii) at Buyer’s request and expense, assists in good faith in an attempt to object to or limit the required disclosure.

(b)           Without limiting the foregoing paragraph Seller shall not, and shall cause its Representatives not to, make any publication, presentation or other public disclosure, or prepare or file any application for a patent or other Intellectual Property right relating to Iferanserin.

(c)           Seller shall be responsible for its Representative’s compliance with this Section 6.1, and any breach of this Section 6.1 by a Representative shall be deemed a breach hereof by Seller.

(d)           For the avoidance of doubt, from the time of execution of this Agreement until the Closing date, Section 10 of the License Agreement shall continue in full force and effect, unless specifically waived in writing by the Seller.

6.2.         Conduct of Business.

(a)           From the date hereof through the Closing, the Seller shall operate the Business in the Ordinary Course of Business and shall use its commercially reasonable efforts to maintain intact the Business as it is currently organized and maintain good relations with its partners, suppliers, customers, creditors, employees, agents and others (taken as a whole) having a relationship with the Business (taken as a whole).

(b)           Without limiting the generality of Section 6.2(a), the Seller shall not, with respect to the Business, take any of the following actions from the date hereof through the Closing:

(i)           sell, assign, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, or any interests therein;

(ii)          subject any of the Purchased Assets or any part thereof, to any Encumbrance;

(iii)         settle, release or forgive any Action relating to the Purchased Assets or the Business, or waive any right thereto;

(iv)         grant any license to any Transferred Intellectual Property;

(v)          fail to maintain all Product Records in the Ordinary Course of Business in all material respects; or

(vi)         enter into any agreement, or otherwise become obligated, to do any of the foregoing.

6.3.         Noncompetition.

(a)           As an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years after the Closing Date the Seller shall not, directly or indirectly, including through its Representatives, own an interest in, manage, operate, join, control or participate in the ownership, management, operation or control or become a creditor, security holder, licensor or licensee of or participate in the ownership, management, operation or control of profit or non-profit business or organization other than Buyer which anywhere in the United States, including its territories, or in any other jurisdiction throughout the world in which Seller holds, immediately prior to the Closing, United States, foreign and international patents and patent applications (including any divisionals, continuation, continuations in part) related to the Business (the “Territory”) that conducts research, develops, formulates, tests, produces, licenses, commercializes, manufactures or distributes a product incorporating Iferanserin or any other product which has the function of affecting the 5 hydroxy-tryptamine receptor known as 5HT2a.  This Section 6.3(a) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and the Purchased Assets, and to prevent any unfair advantage conferred on Seller and its successors.  To the extent it may effectively do so under applicable Law, Seller hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 6.3(a) invalid, void or unenforceable in any respect.

(b)           If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. The Parties acknowledge, however, that Section 6.3(a) has been negotiated by the Parties and that the geographical and time limitations on activities are reasonable in light of the circumstances pertaining to the Parties.

(c)           In the event of any breach or threatened breach by Seller, including any breach or threatened breach by Seller through any of its Representatives, of any provision of Section 6.3(a), Buyer shall be entitled to seek injunctive or other equitable relief restraining Seller from competing or soliciting in violation of this Section. Such relief, if obtained, shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

(d)           Seller shall be responsible for each of its Representative’s compliance with this Section 6.3, and any breach of Section 6.3(a) by Seller’s Representatives shall be deemed a breach hereof by Seller.

(e)           In the event that Seller, directly or indirectly, including through its Representatives, violates any provision of this Section 6.3, the running of the time period set forth in Section 6.3(a) shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved; provided, however, such time period shall not extend beyond the date Buyer or any Person deriving title to the assets and goodwill of Seller sold pursuant to this Agreement ceases to carry on a like business to the Business within the Territory

(f)           Upon the termination of this Agreement pursuant to Section 10.1 hereof, this Section 6.3 shall be null and void.

(g)           No portion of the Purchase Price shall be allocated to the noncompetition provision set forth in Section 6.3(a).

6.4.         License Agreement Clarification. Until the Closing Date, Seller and Buyer agree that the License Agreement shall continue in full force and effect and Buyer and Seller shall each retain all rights, duties and obligations as may presently exist under the License Agreement, including all right to enforce or interpret the License Agreement and standards of performance thereunder, undiminished and unmodified by any term or provision hereof.

6.5.         Termination of License Agreement.  Provided the Closing occurs, the Parties agree that the License Agreement shall automatically terminate upon the Closing, effective as of the Closing Date.  Upon such termination, Buyer and Seller shall have no further obligations to each other thereunder for payment or otherwise, except that each Party’s right to indemnity from the other Party under the License Agreement for claims that arise from acts or omissions occurring prior to the Closing Date shall survive the Closing.  Notwithstanding anything to the contrary herein, in the event of any conflict between (i) the terms and conditions of this Agreement and (ii) Section 12.1 or Section 12.2 of the License Agreement, the terms and conditions of this Agreement shall govern.  For the avoidance of doubt, the Buyer agrees that its obligation under Section 12.1 of the License Agreement to indemnify Seller and its Affiliates and their respective officers, directors, managers, agents and employees from and against any and all claims (including any claims for personal injury or property damage), demands, suits, actions, prosecutions and other proceedings brought by or on behalf of a third Party, and all resulting damages, liabilities, losses, fines, penalties, judgments, awards, settlements, costs and expenses (including reasonable attorneys’ fees and costs), arising from or related to the manufacture, use, distribution, handling, storage, sale or other disposition of any Products by Buyer, its Affiliates, agents or sublicensees, except to the extent arising out of or relating to Iferanserin in Product is not in conflict with the terms of this Agreement.

6.6.         Release: Seller.

(a)           Effective as of the Closing, Seller, for itself, its successors, assigns, and any and all other persons or entities claiming by or through them, does hereby release, acquit, and forever discharge Buyer and any and all officers, directors, shareholders, employees, contractors, attorneys, agents, assigns, and successors or predecessors in interest, and all other persons, firms or corporations connected with any of them and each of them (individually, a “Releasee” and collectively, “Releasees”), of and from any, every, and all actions, causes of action, suits (whether in law or in equity), claims of lien, debts, dues, sums of money, general damages, costs, expenses, attorneys' fees, and any other demands for injuries or damages of any kind or nature, whether in contract, tort or otherwise, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller now has, has ever had or may hereafter have against the respective Releasees arising under, in connection with or relating to the License Agreement. For the avoidance of doubt, the foregoing release shall not apply to Buyer’s indemnification obligations that survive the termination of the License Agreement pursuant to Section 6.5 above.  Notwithstanding any other provision of this Agreement or the other Ancillary Agreements, nothing contained herein shall operate to release any obligations of any Party arising under this Agreement or any other Ancillary Agreement.

(b)           Seller hereby irrevocably covenants to (and to cause its successors and assigns to) refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released hereby.

(c)           Without in any way limiting any of the rights and remedies otherwise available to any Releasee under this Agreement or otherwise, Seller shall indemnify and hold harmless each Releasee from and against all Losses arising directly or indirectly from or in connection with the assertion by or on behalf of Seller and its respective successors and assigns of any claim or other matter purported to be released pursuant to Section 6.6(a).

(d)           If any provision of this Section 6.6 is held invalid or unenforceable by any court of competent jurisdiction or other Governmental Authority, the other provisions of this Section 6.6 will remain in full force and effect. Any provision of this Section 6.6 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.7.         Release: Buyer.

(a)           Effective as of the Closing, Buyer, for itself, its successors, assigns, and any and all other persons or entities claiming by or through them, does hereby release, acquit, and forever discharge Seller and any and all officers, directors, shareholders, employees, contractors, attorneys, agents, assigns, and successors or predecessors in interest, and all other persons, firms or corporations connected with any of them and each of them (individually, a “Releasee” and collectively, “Releasees”), of and from any, every, and all actions, causes of action, suits (whether in law or in equity), claims of lien, debts, dues, sums of money, general damages, costs, expenses, attorneys' fees, and any other demands for injuries or damages of any kind or nature, whether in contract, tort or otherwise, whether known or unknown, suspected or unsuspected, both at law and in equity, which Buyer now has, has ever had or may hereafter have against the respective Releasees arising under, in connection with or relating to the License Agreement.  For the avoidance of doubt, the foregoing release shall not apply to Seller’s indemnification obligations that survive the termination of the License Agreement pursuant to Section 6.5 above.   Notwithstanding any other provision of this Agreement or the other Transaction Documents, nothing contained herein shall operate to release any obligations of any Party arising under this Agreement or any other Transaction Document.

(b)           Buyer hereby irrevocably covenants to (and to cause its successors and assigns to) refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released hereby.

(c)           Without in any way limiting any of the rights and remedies otherwise available to any Releasee under this Agreement or otherwise, Buyer shall indemnify and hold harmless each Releasee from and against all Losses arising directly or indirectly from or in connection with the assertion by or on behalf of Buyer and its respective successors and assigns of any claim or other matter purported to be released pursuant to Section 6.7(a).

(d)           If any provision of this Section 6.7 is held invalid or unenforceable by any court of competent jurisdiction or other Governmental Authority, the other provisions of this Section 6.7 will remain in full force and effect. Any provision of this Section 6.7 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

ARTICLE VII
CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller:

7.1.         Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, (a) have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) subject the Seller to any Liability. Buyer shall furnish the Seller with a certificate executed by a duly authorized officer of Buyer to the effect that the conditions set forth in this Section 7.1 are satisfied.

7.2.         No Governmental Orders. No preliminary or permanent injunction or other Governmental Order which prevents or threatens to prevent the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect and no Law shall have been enacted which prohibits the consummation of the sale of the Purchased Assets.

7.3.         No Actions.  Further, no Action will have been instituted or threatened to restrain or prohibit Buyer’s acquisition of the Purchased Assets.

7.4.         Deliveries. The Seller shall have received from Buyer each of the deliveries described in Section 3.2(b) hereof.

ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

8.1.         Representations, Warranties and Covenants. All representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby. The Seller shall have performed and satisfied in all material respects the agreements and covenants required hereby to be performed by them prior to or on the Closing Date. The Seller shall furnish Buyer with a certificate executed by a duly authorized officer of Seller to the effect that the conditions set forth in this Section 8.1 are satisfied.

8.2.         No Governmental Orders. No preliminary or permanent injunction or other Governmental Order which prevents or threatens to prevent the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect and no Law shall have been enacted which prohibits the consummation of the sale of the Purchased Assets.

8.3.         Deliveries. Buyer shall have received from the Seller each of the deliveries described in Section 3.2(a) hereof.

8.4.         No Actions.  Further, no Action will have been instituted or threatened to restrain or prohibit Buyer’s acquisition of the Purchased Assets.

8.5.         No Material Adverse Change.  Since the date hereof, there will have occurred no material adverse change in the Purchased Assets or the Business, and Buyer will have received a certificate dated the Closing Date to such effect from Seller.

8.6.         Financing. From the date hereof until November 10, 2011, Buyer, using commercially reasonable efforts, in a single transaction or series of related or unrelated transactions, closes its issuance and sale of capital stock to institutional or private investors resulting in net proceeds (i.e., less underwriting discounts/fees and expenses associated with the equity transactions) to Buyer of at least $37,000,000.00.

8.7.         Noncompetition Agreements.  Moh. Samir Amer, and Marguerite Amer will have entered into a noncompetition agreement in substantially the form of Exhibit C attached hereto and made a part hereof (the “Noncompetition Agreements”).

8.8.         No Serious Adverse Events.  As of November 10, 2011, with respect to the first pivotal Phase 3 trial and any recurrence treatment for the Product, there are no Serious Severe Adverse Events (as defined in Section 9 of the study protocol VEN 309-HEM-SE3-001 of May 05) that are life threatening with a risk of serious morbidity, that have occurred in one or more subjects receiving the Product which: (i) are determined to be at least probably caused by iferanserin (such causal determination to be as  defined in the study protocol VEN 309-HEM-SE3-001 in Section 9); or (ii) or have been disclosed by the Buyer in a public securities filing.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1.         Survival.  Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms. The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for the applicable period set forth below, and no Party shall have any liability to the other for breach of a representation or warranty except to the extent that notice of a Claim is asserted in writing and delivered to it prior to the termination of the applicable survival period. No notice of a Claim with respect to a breach of a representation, warranty or covenant may be given after the applicable time set forth above.  Each and every representation and warranty contained in this Agreement and the Ancillary Agreements shall survive the Closing Date hereof until the second anniversary of the Closing Date and then expire, except with respect to any breach of the representations and warranties under Sections 4.1, 4.2, 4.4, 4.8 ,4.9, 5.1, 5.2, 5.3, and 5.4, which shall survive indefinitely after the Closing.  The expiration of the representations and warranties as provided in this Section 9.1 shall not affect the rights of a Party in respect of any Claim made by such Party in a writing received by the other Party prior to the expiration of the applicable survival period provided herein, which Claim shall survive until its ultimate resolution.

9.2.         Indemnification.

(a)          After the Closing, the Seller shall indemnify and hold harmless Buyer and its Affiliates and Buyer’s and such Affiliates’ respective Representatives, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against all losses, liabilities, damages, Actions, Claims, judgments, injunctions, orders, decrees, rulings, settlements, costs, expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees), demands, penalties, fines, interest and assessments (collectively, “Damages”) incurred by the Buyer Indemnified Parties or any of them arising from or as a result of:

(i)           the breach of any representation or warranty of the Seller in this Agreement (provided that any “Material Adverse Effect” qualification limiting the scope of such representation or warranty shall not be given effect and any such representation or warranty so modified shall be breached only if such representation or warranty as so modified is not accurate in all material respects);

(ii)          the breach or non-performance of any covenant made by the Seller in this Agreement or any Ancillary Agreement;

(iii)         any Retained Liabilities; and

(iv)         the indemnification obligations of the Seller under Section 6.6(c) hereof.

(b)          After the Closing, Buyer shall indemnify and hold harmless the Seller and such Seller’s Representatives, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Damages as incurred by the Seller Indemnified Parties or any of them arising from or as a result of:

(i)           the breach of any representation or warranty of Buyer in this Agreement (provided that any “Material Adverse Effect” qualification limiting the scope of such representation or warranty shall not be given effect and any such representation or warranty so modified shall be breached only if such representation or warranty as so modified is not accurate in all material respects);

(ii)          the breach or non-performance of any covenant made by Buyer in this Agreement or any Ancillary Agreement;

(iii)         any Assumed Liabilities; and

(iv)         the indemnification obligation of Buyer under 6.7 (c).

(c)          The knowledge of an Indemnifying Party of a breach of representation, warranty or covenant hereunder (shall not affect the obligation of an Indemnifying Party to indemnify an Indemnified Party for Damages resulting from such breach.

9.3.         Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)          A Party claiming indemnification hereunder (an “Indemnified Party”) with respect to any Claims asserted against it by an unaffiliated Third Party (a “Third Party Claim”) that could give rise to a right of indemnification hereunder shall promptly (and in any event within ten (10) Business Days) (i) notify the Party from whom indemnification is sought (such notified Party, the “Indemnifying Party”) of the Third Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Claim (if any) and the basis of the Indemnified Party’s request for indemnification hereunder. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b)          The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim, it being understood that such election shall be without prejudice to the right of the Indemnifying Party to dispute whether such Claim involves indemnifiable Damages hereunder. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings. If the Indemnifying Party irrevocably agrees that the Third Party Claim involves Damages entitled to be indemnified, all costs of such defense or any settlement by Seller as Indemnifying Party, including reasonable attorneys’ fees, accountants’ fees and any other reasonable fees and expenses related to such defense, shall, be indemnifiable Damages. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof,  provided  that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If an Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has withheld or delayed consent in connection with the proposed compromise or settlement of a Third Party Claim, the amount for which that Third Party Claim could have been settled pursuant to that proposed compromise or settlement (provided that (i) such final compromise or settlement is on substantially the same terms (other than the monetary amount) as the proposed compromise or settlement where the Indemnified Party has withheld or delayed such consent, or (ii) any final judgment in such matter is for a larger monetary amount). No Third Party Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding any dispute as to liability as between the Parties hereunder, if requested by the Indemnifying Party, the Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claim and the Indemnified Party shall (in addition to, and not in limitation of, its obligation to act in good faith), at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and making available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under its control (or in the possession or control of any of its Affiliates or Representatives) relating to the Third Party Claim as may be reasonably requested by the Indemnifying Party or its counsel. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.

(c)          If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), the Indemnified Party shall have the right to defend, at, subject to the limitations of this Article IX and the last sentence of this Section 9.4(c), the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, or elects to assume the defense of a Third Party Claim, but reserves the right to dispute whether such Claim is an indemnifiable Damage hereunder, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the Parties hereto or pursuant to arbitration as provided herein.

(d)          With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly provide written notice to the Indemnifying Party of any Claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification hereunder (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the Claim, the Indemnified Party’s best estimate of the amount of Damages attributable to such Claim (the “Claimed Amount”) and the basis of the Indemnified Party’s request for indemnification hereunder.

(e)          If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after its receipt of the Indemnity Notice that the Indemnifying Party disputes such Claim (the “Dispute Notice”) in which the Indemnifying Party (i) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”) or (ii) asserts that no part of the Claimed Amount is owed to the Indemnified Party (any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnified Party pursuant to the Dispute Notice (or the entire Claimed Amount if the Indemnifying Party asserts that no part of the Claimed Amount is owed) shall be referred to as the “Contested Amount”), the Indemnifying Party shall be deemed to have accepted and agreed with such Claim. The Indemnifying Party shall pay within fifteen (15) days of the receipt of the Dispute Notice the Agreed Amount.

(f)           If the Indemnifying Party has disputed a Claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve such dispute regarding a Contested Amount within thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by confidential binding arbitration as provided in Section 10.15. Neither Party shall have the right to offset any amounts owed to the other Party for Damages such Party is otherwise entitled to recover unless so determined by the arbitrator or such amount is an Agreed Amount.

(g)          The term “Damages” as used in this Article IX is not limited to matters asserted by Third Parties against an Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of Third Party Claims. An Indemnified Party’s right to indemnification pursuant to this Article IX shall not be conditioned upon the payment of amounts by such Indemnified Party.

9.4.         Calculation of Damages. In calculating the amount of the Damages to any Indemnified Party hereunder, the amount of Damages will be net of (i) any amounts recovered by the Indemnified Party from any Third Party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Damages and (ii) any Tax benefits or Tax losses that are actually realized by the Indemnified Party as a result of the incurrence of Damages from which indemnification is sought (such amounts referred to in clauses (i) or (ii), a “Reimbursement”). The Indemnified Parties shall pursue payment under or from any insurer or Third Party in respect of such Damages prior to pursuing payment from any Indemnifying Party.

ARTICLE X
MISCELLANEOUS

10.1.       Termination.

(a)          This Agreement may be terminated at any time prior to Closing:

(i)           by mutual written consent of Buyer and Seller;

(ii)          by Buyer or Seller if the Closing shall not have occurred on or before November 15, 2011, unless the failure to consummate the transactions contemplated hereby on or prior to such date is the result of any action or inaction under this Agreement by the Party seeking to terminate the Agreement pursuant to the terms of this Section 10.1(a)(ii); or

(iii)         by Buyer or Seller by written notice to the other Party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order and such Governmental Order would either have or be reasonably expected to have a Material Adverse Effect on the Business or would have the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Governmental Order shall have become final and unappealable.

(b)          In the event of termination of this Agreement, no Party hereto shall have any Liability under this Agreement to any other Party hereto, except for any breach of this Agreement occurring prior to the termination of this Agreement for which all legal remedies will remain available.

10.2.       Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party (by Contract, operation of Law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, each of the Seller and Buyer shall have the right, in its sole and absolute discretion, to assign this Agreement and its rights and obligations hereunder to the acquiring party in connection with the sale of all or substantially all of its assets or in connection with a merger between it and a Person. No such assignment shall relieve the assignor of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.3.       Cooperation. To the extent the Parties determine after the Closing that any of the Purchased Assets were not conveyed or delivered to Buyer at the Closing, the Seller shall transfer and deliver such assets to Buyer without additional consideration and, upon reasonable request, execute and deliver a bill of sale or other instrument of transfer evidencing such transfer.

10.4.       Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telecopy, electronic or digital transmission with confirmation of delivery, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case any such notice, request, demand or other communication shall be sent to:

Buyer:

Ventrus Biosciences, Inc.
99 Hudson Street, 5th Floor
New York, NY 10013
Fax:  212.554.4314
Attention:  CEO

With a copy to:

W. David Mannheim
Wyrick Robbins Yates & Ponton, LLP
4101 Lake Boone Trail, Suite 300
Fax: 919-781-4865
Raleigh, North Carolina 27607

Seller:

Sam Amer & Co, Inc.
PO Box 5685
Montecito, CA  93150
AND +59842-444-176
Attention:  Sam Amer

With a copy to:

Robert Egenolf
Egenolf Associates, LLP
130 East Carillo
Santa Barbara, California
93101
Fax: 805-962-8936

Either Party may, by written notice to the other, designate a new address or fax number to which notices to it shall thereafter be mailed or faxed.

10.5.       Governing Law. This Agreement shall be governed by the laws in effect in the State of New York, without regard to its conflict of laws principles that would require the application of the laws of any other jurisdiction.

10.6.       Entire Agreement; Amendments and Waivers. This Agreement (together with all Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding upon the Parties hereto. A facsimile signature page shall be deemed an original, unless an original is required by applicable Law.

10.8.       No Third Party Beneficiaries; Expenses.

(a)           This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever; provided, however, that any Person that is not a party to this Agreement, but, by the terms of Article IX, is entitled to indemnification, shall be considered a Third Party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

(b)           Each Party hereto shall pay the fees and expenses incurred by it in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements, the performance of the terms of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

10.9.       Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.10.     Titles; Gender; Certain Interpretive Matters. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement. Any terms used in this Agreement, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference. All references in this Agreement to Dollars or “$” shall mean U.S. Dollars. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (c) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified and (d) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

10.11.     Publicity. Except as required by Law, the rules of any national securities exchange on which its securities are listed or otherwise consistent with Buyer’s past practices as a publicly traded company, each Party shall not, without the prior consent of the other Party, which shall not be unreasonably withheld or delayed, issue any press release or make any public statement regarding the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Buyer may (i) disclose this Agreement, without redaction, in connection with public securities filings it makes and (ii) make such disclosure as it reasonably deems appropriate, in connection with communications with its investors or in connection with a private or publically marketed placement of its equity or debt securities, provided that any such communications that occur prior to the Closing shall be not reveal Seller’s non-public confidential information regarding the Product. Notwithstanding anything to the contrary herein, Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as (i) any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and do not reveal non-public information regarding Seller, and (ii) any such statements made prior to Closing do not reveal Seller’s non-public confidential information regarding the Product..

10.12.     Exhibits and Schedules; Construction of Certain Provisions. The Exhibits and Schedules referred to in this Agreement shall be construed with and be deemed as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein.

10.13.     Cumulative Remedies. Subject to Section 9.7 hereof, all rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.14.     Arbitration. If any controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement, or the breach thereof, cannot first be resolved by the Parties within ten (10) days after written notice thereof, then either Party may submit the controversy or claim to confidential binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. The arbitration will be conducted by one arbitrator, mutually selected by the Indemnified Party and the Indemnifying Party;  provided, however , that if the Indemnified Party and the Indemnifying Party fail to mutually select an arbitrator within fifteen (15) Business Days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The final decision of the arbitrator shall be furnished in writing to the Indemnifying Party and the Indemnified Party and include (a) the dollar amount of the award to the Indemnified Party, if any, and (b) a determination as to whether either Party to the arbitration shall be required to bear and pay all or a portion of the other Party’s attorneys’ fees and other expenses relating to the arbitration. Judgment upon any award, judgment, decree or order rendered by the arbitrator may be entered in any court having competent jurisdiction. The place of the arbitration shall be in the City of New York, New York and the language of the arbitration shall be English.

10.15.     Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

10.16.     Drafting. The Parties hereto agree that this Agreement is the product of negotiations between sophisticated Parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any Party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed on their respective behalves, by their respective officers thereunto duly authorized, all as of the day and year first above written.

Ventrus Biosciences, Inc.

By:

Title:

Date:

Sam Amer & Co, Inc.

By:

Title:

Date:

EXHIBIT A

BILL OF SALE

This Bill of Sale (this “Bill of Sale”) is entered into as of the _____ day of ________ 2011, by and between Sam Amer & Co, Inc. a California company (“Seller”), and Ventrus Biosciences, Inc., a Delaware corporation (“Buyer”).

RECITAL

Pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of June 3, 2011 by and between Seller and Buyer, Seller has agreed to sell and assign the Purchased Assets (as defined in the Purchase Agreement) to Buyer and Buyer has agreed to purchase the Purchased Assets from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement.

AGREEMENTS

In consideration of the recital, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.           Conveyance.  Effective as of the Closing Date Seller hereby sells, conveys, transfers and delivers to Buyer all of its right, title and interest in and to the Purchased Assets as set forth in the Purchase Agreement.

2.           Further Assurances.  Seller further covenants and agrees that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments and conveyances, confirmations, assurances and consents as Buyer reasonably requires, to further assure, convey and confirm unto Buyer all the right, title and interest of Seller in and to the Purchased Assets.

3.           Purchase Agreement.  This Bill of Sale is executed and delivered pursuant to, and is subject in all respects to the terms and conditions of, the Purchase Agreement.  Terms defined in the Purchase Agreement and not otherwise defined herein are used herein with the meanings set forth in the Purchase Agreement.

4.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such state without giving effect to the conflicts of laws principles thereof.

5.           Counterparts; Electronic Delivery.  This Bill of Sale may be executed in any number of counterparts with the same effect as if each of the parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one Bill of Sale and Assignment.  This Bill of Sale and Assignment, to the extent signed and delivered by means of a facsimile machine or via e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

A-1

IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the day and year first above written.

Ventrus Biosciences, Inc.

By:

Title:

Date:

Sam Amer & Co, Inc.

By:

Title:

Date:

A-2

EXHIBIT B

ASSIGNMENT OF PATENTS

WHEREAS, Sam Amer & Co, Inc., a California corporation (“Seller”) is the owner of all interest in the inventions disclosed in the United States patents and patent applications listed in Schedule A (collectively, the “Patents”), which are attached hereto and incorporated by reference herein.

WHEREAS, Ventrus Biosciences, Inc. a Delaware corporation (“Buyer”) desires to acquire an interest therein.

WHEREAS, the Seller and Buyer have entered into a certain Asset Purchase Agreement of even date herewith pursuant to which the Seller has sold and the Buyer has, among others, purchased all right, title, and interest in, to and under the Patents.

NOW, THEREFORE, to all whom it may concern be it known that for and in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, Seller has sold, assigned and transferred and by these presents does hereby sell, assign and transfer unto said Buyer, its successors, assigns, and legal representatives, Seller’s entire right, title and interest in and throughout the United States of America, its territories and possessions, and all foreign countries, in and to the  Patents, and such patents as may issue thereon or claim priority under law or international convention; including but not limited to PCT Applications, conversions, continuations, divisionals, reissues, renewals, reexaminations, and other filings related to such Patents, together with all claims by Seller for damages by reason of past infringement of such Patents with the right to sue for, and collect the same for Buyer’s own use and benefit, and for the use and benefit of its successors, assigns and other legal representatives; said Patents to be held and enjoyed by said Buyer for its own use and behalf, and for its successors, assigns and legal representatives, to the full end of the term for which said Patents may be granted as fully and entirely as the same would have been held by Seller had this assignment and sale not been made; Seller hereby conveys all of Seller’s rights arising under or pursuant to any and all international agreements, treaties or laws relating to the protection of industrial property by such Patents.  Seller hereby acknowledges that this assignment, carries with it the right in Buyer to apply for and obtain from competent authorities in all countries of the world any and all Patents by attorneys and agents of Buyer's selection and the right to procure the grant of all Patents to Buyer for its own name as Buyer of Seller’s entire right, title and interest therein.

AND, Seller hereby further agrees for itself and its successors, assigns and legal representatives to execute upon reasonable request, and at Buyer’s expense, any other lawful documents and likewise to perform any other lawful acts which may be reasonably deemed necessary to secure fully the aforesaid inventions to said Buyer, its successors, assigns, and legal representatives, including:  the execution of applications for patents in foreign countries; the execution of substitution, reissue, divisional or continuation applications; and preliminary or other statements or the giving of testimony in any interference or other proceeding in which said inventions or any application or patent directed thereto may be involved.

B-1

AND, Seller hereby authorizes and requests the Director of the United States Patent and Trademark Office and the empowered officials of all other governments to record Buyer as the owner of the Patents and to issue any applications as shall be granted upon such Patents, notices and any other communications and documents bearing on the Patents based thereon, to said Buyer, its successors, assigns, and legal representatives.

AND, this assignment is binding on Seller, and its successors and assigns, and will inure to the benefit of Buyer, it successors and assigns, and shall be construed and enforced in accordance with the laws of the state of New York without regard to the conflict or choice of law rules of New York or any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Assignment of Patents as of the day and year first above written.

Ventrus Biosciences, Inc.

By:

Title:

Date:

Sam Amer & Co, Inc.

By:

Title:

Date:

B-2

Schedule A to
Assignment of Patents

Patents and Patent Applications

1.           Invention: “Treatment of Hemorrhoids with 5-HT2 Antagonists”

US Patent No. 5,266,571

Europe (EP 0684816) (validated in Austria, Belgium, Denmark, France,Germany, Great Britain, Greece, Ireland, Luxemburg, Netherland, Portugal, Spain, Switzerland/Lit, and Sweden,)

Japan (8507058)

Korea (0278522)

Canada (2156481 (Lapsed))

Australia (678149 (Lapsed)).

2.           Invention: “5-HT2 Receptor Antagonist Compositions Useful in Treating Venous Conditions”

U.S. Patent No. 5,605,902

3.           Invention: “S-2’-[2-(1-Methyl-2-Piperidyl) ethyl] Cinnamanilide”

US Patent No. 5,780,487

Europe (EP 0973741) (validated in Germany, Great Britain, France, Switzerland, and Spain),

Japan (3492378),

Norway (318443) and

Australia (750603)

Canada (2282840 (lapsed)

Korea (1019997007763)

Australia (6037798)

4. Invention: “Methods and Compositions for Treating Internal and External Hemorrhoids”

US Patent Application No. 12/860,974 filed on August 23, 2010

PCT International Application No. PCT/US2010/046260, filed on August 23, 2010

5.           Invention: “Method for Treating Pulmonary Arterial Hypertension”

PCT International Application No. PCT/US2009/060458, filed on October 13, 2009

Any corresponding United States or foreign applications, if filed, and not yet published.

Australia (AU 2009307901)

EXHIBIT C

FORM OF NONCOMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of _________ ___, 2011, is entered into by and between Ventrus Biosciences, Inc., a Delaware corporation (“Buyer”), and _________ (“Seller Owner”).  Buyer and Seller Owner are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS AND ACKNOWLEDGEMENTS

WHEREAS, Buyer is purchasing from Amer & Co., Inc. a California corporation (“Seller”), and Seller is selling to Buyer substantially all of the assets, including goodwill, relating to the Business (as defined in the Asset Purchase Agreement) pursuant to that certain Asset Purchase Agreement, dated as of June 3, 2011 (the “Asset Purchase Agreement”), by and between Buyer and Seller;

WHEREAS, Seller Owner is a stockholder of and has a significant ownership interest in Seller and is receiving substantial consideration in connection with the Asset Purchase Agreement;

WHEREAS, the Asset Purchase Agreement provides that as a condition of closing, Seller Owner will enter into this Non-Competition Agreement; and

WHEREAS, Seller Owner acknowledges that:

(1)           Buyer would not close the transactions contemplated by the Asset Purchase Agreement unless Seller Owner agrees to refrain from engaging in any line of business that is similar to or competes with the Business.  Accordingly, this Agreement is a material inducement for Buyer to carry out the terms of the Asset Purchase Agreement.  Seller Owner expressly acknowledges that Seller Owner is entering into this Agreement to induce Buyer to carry out the terms of the Asset Purchase Agreement.

(2)           Seller Owner recognizes that Buyer would be irreparably damaged, and Buyer’s substantial investment materially impaired, if Seller Owner were to enter into an activity that violates this Agreement.  Accordingly, Seller Owner expressly acknowledges that Seller Owner is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Seller Owner in all respects.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Asset Purchase Agreement, incorporating the recitals and acknowledgements set forth above, and intending to be legally bound hereby, Seller Owner and Buyer agree as follows:

1.           Definitions.  Capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Asset Purchase Agreement.

2.           Non-Competition.  As an inducement to Buyer to enter into the Asset Purchase Agreement, Seller Owner agrees that for a period of five (5) years after the Closing Date Seller Owner shall not, directly or indirectly, including through its Representatives, own an interest in, manage, operate, join, control or participate in the ownership, management, operation or control or become a creditor, security holder, licensor or licensee of or participate in the ownership, management, operation or control of profit or non-profit business or organization other than Buyer, which anywhere in the United States, including its territories, or in any other jurisdiction throughout the world in which Seller holds, immediately prior to the Closing, United States, foreign and international patents and patent applications (including any divisionals, continuation, continuations in part) related to the Business (the “Territory”) that conducts research, develops, formulates, tests, produces, licenses, commercializes, manufactures or distributes a product incorporating Iferanserin or any other product which has the function of affecting the 5 hydroxy-tryptamine receptor known as 5HT2a. This Section 2 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and the Purchased Assets, and to prevent any unfair advantage conferred on Seller Owner and his successors.  To the extent it may effectively do so under applicable Law, Seller Owner hereby waives on his own behalf and on behalf of his successors, any provision of Law which renders any provision of this Section 2 invalid, void or unenforceable in any respect.

3.           Modifications.  If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. The Parties acknowledge, however, that Section 2 has been negotiated by the Parties and that the geographical and time limitations on activities are reasonable in light of the circumstances pertaining to the Parties.

4.           Injunctive Relief and Specific Performance.  Seller Owner acknowledges and agrees that irreparable injury will result to Buyer in the event of a breach of any of the provisions of this Agreement and that Buyer will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a breach of this Agreement, and in addition to any other legal or equitable remedy Buyer may have, Buyer shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a state or federal court of Los Angeles County, to restrain the violation or breach thereof by Seller Owner or any Affiliates, agents or any other persons acting for or with Seller Owner in any capacity whatsoever, without proof of any actual damages that have been or may be caused by such breach.  Seller Owner agrees to submit to the jurisdiction of such court in any such action.  Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Seller Owner or receiving from Seller Owner assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such Persons with Seller Owner in activities in violation of Seller Owner’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

5.           Stay of Time.  In the event Seller Owner violates any provision of this Agreement, the running of the time period set forth in Section 2 shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved; provided, however, such time period shall not extend beyond the date Buyer or any Person deriving title to the assets and goodwill of Seller sold pursuant to the Asset Purchase Agreement ceases to carry on a like business to the Business within the Territory.

6.           Notices.  All notices and other communications hereunder shall be in writing and shall be given in accordance with Section 10.4 of the Asset Purchase Agreement.

7.           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.           Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under, and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

9.           Dispute Resolution.  Except as provided for in Section 4 hereof, all disputes, controversies and claims between the parties under this Agreement involving its interpretation, the obligations of a party hereto, or the breach thereof will be resolved in accordance with Section 10.14 of the Asset Purchase Agreement.

10.         Assignment.  Buyer may, without the consent of Seller Owner, assign any or all of its rights, interests and obligations hereunder to any Person that succeeds, by merger, consolidation, reorganization, acquisition of assets or otherwise to all or substantially all of the rights, assets and properties relating to the Business.  All references to Buyer in this Agreement are deemed to include any such assignee or successor.

11.         Modifications and Amendments.  This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by Buyer and Seller Owner.

12.         Entire Agreement.  The terms of this Agreement are intended by the Buyer and Seller Owner as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  Buyer and Seller Owner further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

13.         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Laws, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable Laws, the parties hereby waive any provision of Law which renders any provisions hereof prohibited or unenforceable in any respect.

14.         Legal Fees.  In the event that any party institutes legal proceedings to enforce any obligations hereunder, then all attorneys’ fees and costs actually and reasonably incurred in connection with the prosecution and/or defense of such legal proceeding shall be awarded and paid to the prevailing party by the party who does not so prevail.  These fees and costs shall be in addition to any fees and costs recoverable under applicable Law.

15.         Counterparts.  This Agreement may be executed in counterparts and via facsimile or otherwise electronically transmitted signatures, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

16.         Independence of Obligations.  The covenants of Seller Owner set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Seller Owner on the one hand, and Buyer and its Affiliates on the other hand.  The existence of any claim or cause of action by Seller Owner against Buyer and its Affiliates shall not constitute a defense to the enforcement of such covenants against Seller Owner.

17.         Advised By Legal Counsel.  EACH PARTY HERETO ACKNOWLEDGES THAT HE OR IT HAS BEEN ADVISED BY HIS OR ITS OWN LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO ENGAGE HIS OR ITS OWN LEGAL COUNSEL, WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND UNDERSTANDS AND AGREES THAT (A) SUCH PARTY (AND SUCH PARTY’S AUTHORIZED REPRESENTATIVES) HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE TERMS OF THIS AGREEMENT; AND (B) SUCH PARTY KNOWINGLY AND VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH THE INTENT TO BE LEGALLY BOUND HEREBY IN ACCORDANCE WITH ITS TERMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

“BUYER”

Ventrus Biosciences, Inc., a Delaware corporation

By:

Title:

Its:

“SELLER OWNER”

Schedule 1.1(ff)

1.	Product Trademarks.

a.	Iferanserin

2.	Patent Rights.

1.           Invention: “Treatment of Hemorrhoids with 5-HT2 Antagonists”

US Patent No. 5,266,571

Europe (EP 0684816) (validated in Austria, Belgium, Denmark, France,Germany, Great Britain, Greece, Ireland, Luxemburg, Netherland, Portugal, Spain, Switzerland/Lit, and Sweden,)

Japan (8507058)

Korea (0278522)

Canada (2156481 (Lapsed))

Australia (678149 (Lapsed)).

2.           Invention: “5-HT2 Receptor Antagonist Compositions Useful in Treating Venous Conditions”

U.S. Patent No. 5,605,902

3.           Invention: “S-2’-[2-(1-Methyl-2-Piperidyl) ethyl] Cinnamanilide”

US Patent No. 5,780,487

Europe (EP 0973741) (validated in Germany, Great Britain, France, Switzerland, and Spain),

Japan (3492378),

Norway (318443) and

Australia (750603)

Canada (2282840 (lapsed)

Korea (1019997007763)

Australia (6037798)

4. Invention: “Methods and Compositions for Treating Internal and External Hemorrhoids”

US Patent Application No. 12/860,974 filed on August 23, 2010

PCT International Application No. PCT/US2010/046260, filed on August 23, 2010

5.           Invention: “Method for Treating Pulmonary Arterial Hypertension”

PCT International Application No. PCT/US2009/060458, filed on October 13, 2009

Any corresponding United States or foreign applications, if filed, and not yet published.

Australia (AU 2009307901)

Schedule 1.1(ll)

a.	6.2kg of Iferanserin

b.	Protocols and documents regarding studies related to both wound healing and pulmonary hypertension studies.